Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION ANNOUNCES OFFERING OF SIX MILLION
SHARES OF COMMON STOCK

DALLAS, TX – October 13, 2003 — Tuesday Morning Corporation (NASDAQ: TUES)  announced today that it will initiate an offering of  6,000,000 shares under an existing 10,100,000 shelf registration statement declared effective by the Securities and Exchange Commission on September 4, 2003.  Of the shares offered, 5,725,000 of the shares will be offered by Madison Dearborn Capital Partners II, L.P., 175,000 shares will be offered by certain members of senior management, and 100,000 shares will be offered by the Company.  Upon completion of the offering, assuming no exercise of the underwriters’ over-allotment option, Madison Dearborn will own approximately 38% of Tuesday Morning’s common stock.

Lehman Brothers Inc. and Credit Suisse First Boston LLC will act as joint book-running managers in the offering.  Bear Stearns & Co. Inc., U.S. Bancorp Piper Jaffray, Wachovia Capital Markets LLC,  SG Cowen Securities Corporation  and First Albany Corporation will serve as co-managers.  Madison Dearborn has granted the underwriters an option to purchase up to 900,000 additional shares to cover over-allotments, if any.

A preliminary prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission but remains subject to completion.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A copy of the Prospectus and Prospectus Supplement may be obtained from the SEC’s website at www.sec.gov.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The company opened its first store in 1974 and currently operates 556 stores in 42 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 6.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2002.

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